Exhibit 99.1

First Western Reports Second Quarter 2018 Financial Results

Second Quarter 2018 Summary

•	Net income available to common shareholders of $0.5 million, compared to a net loss to common shareholders of $0.2 million in Q2 2017
•	Diluted EPS of $0.08, compared to $(0.03) in Q2 2017
•	Gross revenue of $14.5 million, compared to $13.1 million in Q2 2017
•	Total loans, excluding loans held for sale, of $841.5 million, a 12.4% annualized increase from Q1 2018 and a 13.7% increase from Q2 2017
•	Total deposits of $843.7 million, a 12.5% annualized increase from Q1 2018 and a 9.2% increase from Q2 2017
•	Total assets under management of $5.42 billion, a 4.3% annualized increase from Q1 2018 and a 6.0% increase from Q2 2017
•	Net interest margin of 3.29%, up 4 basis points from Q1 2018, up 19 basis points from Q2 2017

Denver, Colo., August 30, 2018 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), a financial services holding company, today reported financial results for the second quarter ended June 30, 2018.

For the second quarter of 2018, net income available to common shareholders was $0.5 million, or $0.08 per diluted share, compared to $0.6 million, or $0.11 per diluted share, for the first quarter of 2018, and a net loss to common shareholders of $0.2 million, or $(0.03) per diluted share, for the second quarter of 2017.

“Our second quarter results are consistent with our expectations and reflect significant year-over-year improvement in our profitability, driven by strong revenue growth, a higher level of efficiencies and continued outstanding credit quality,” said Scott C. Wylie, CEO of First Western.  “We are very pleased with the recent completion of our initial public offering.  The capital raised in the IPO should enable us to further our momentum and pursue the growth opportunities available to us.  We also made several changes during the first half of 2018 to streamline our operations and further enhance our efficiencies.  We believe we have reached an inflection point where we can generate higher balance sheet growth and realize greater operating leverage, which should result in continued steady improvement in our profitability in the second half of 2018 and beyond.”

	For the Three Months Ended
	June 30,	March 30,	June, 30
(Dollars in thousands, except per share data)	2018	2018	2017
Earnings Summary
Net interest income	$7,577	$7,360	$6,667
Less: Provision for credit losses	—	(187)	262
Total non-interest income	6,892	7,292	6,489
Total non-interest expense	13,084	13,286	12,282
Income before income taxes	1,385	1,553	612
Income tax expense	337	367	208
Net income	1,048	1,186	404
Preferred stock dividends	(562)	(561)	(573)
Net income (loss) available to common shareholders	$486	$625	$(169)
Basic and diluted earnings per common share	$0.08	$0.11	$(0.03)

Return on average assets	0.41%	0.48%	0.17%
Return on average shareholders' equity	3.99%	4.59%	1.64%
Return on tangible common equity(1)	0.89%	1.17%	(0.37)%
Net interest margin	3.29%	3.25%	3.10%
Efficiency ratio(1)	88.84%	89.11%	91.96%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Second Quarter 2018

Revenue

Gross revenue (total income before non-interest expense, less gains on securities sold, plus provision for credit losses) was $14.5 million for the second quarter 2018, compared to $14.7 million for the first quarter of 2018. The slight decline in revenue was driven by a $0.4 million decrease in non-interest income, partially offset by a $0.2 million increase in net interest income.

Relative to the second quarter of 2017, gross revenue increased 10.7% from $13.1 million. The increase in revenue from the second quarter of 2017 was attributable to a $0.9 million increase in net interest income and a $0.3 million increase in non-interest income (excluding gains on securities sold).

Net Interest Income

Net interest income for the second quarter of 2018 was $7.6 million, an increase of 2.9% from $7.4 million in the first quarter of 2018. The increase in net interest income from the first quarter was primarily attributable to a $14.5 million increase in average interest earning assets and the effect of a 4 basis point increase in the net interest margin.

Relative to the second quarter of 2017, net interest income increased 13.6% from $6.7 million. The increase in net interest income from the second quarter of 2017 was primarily driven by a $60.8 million increase in average interest earning assets, combined with the effect of a 19 basis point increase in the net interest margin.

Net Interest Margin

Net interest margin for the second quarter of 2018 was 3.29%, a 4 basis point increase from 3.25% for the first quarter of 2018. The increase in net interest margin was primarily attributable to a rising rate environment increasing the yield on interest earning assets from 3.98% to 4.13%, partially offset by an increase in total interest-bearing liabilities from 0.99% to 1.17%.

Relative to the second quarter of 2017, the net interest margin increased from 3.10%, primarily due to a rising rate environment increasing the yield on interest earning assets from 3.77%, partially offset by an increase in total interest-bearing liabilities from 0.89%.

Non-interest Income

Non-interest income for the second quarter of 2018 was $6.9 million, a decrease of 5.5% from $7.3 million in the first quarter of 2018. The decrease was primarily the result of a $0.3 million decrease in trust and investment management fees due primarily to closed accounts and withdrawals within our investment agency accounts.  In addition, other fees declined by $0.3 million, primarily due to stronger production of insurance in the first quarter as compared to the second quarter, as well as a reduction in bank fees due to the retention of more deposits on the balance sheet and a reduction in the revenues received from selling excess deposits.

Non-interest income increased $0.4 million from $6.5 million in the second quarter of 2017, primarily as a result of a $0.6 million increase in the gain on sale of loans due to an increase in the amount of residential mortgages sold in the secondary market.

Non-interest Expense

Non-interest expense for the second quarter of 2018 was $13.1 million, a decrease of 1.5% from $13.3 million for the first quarter of 2018. The decrease was primarily attributable to lower salaries and employee benefits and lower professional fees, partially offset by higher technology and data processing costs.

Relative to the second quarter of 2017, non-interest expense increased $0.8 million from $12.3 million. The increase was primarily due to an increase in personnel expenses as a result of the expansion of mortgage production capabilities with the acquisition of EMC and severance costs related to headcount reductions, partially offset by lower professional fees.

The Company’s efficiency ratio was 88.8% in the second quarter of 2018, compared with 89.1% in the first quarter of 2018 and 92.0% in the second quarter of 2017.

Income Taxes

The Company recorded income tax expense of $0.3 million for the second quarter of 2018, representing an effective tax rate of 24.3%, compared to 23.6% reported for the first quarter of 2018 and 34.0% reported for the second quarter of 2017. The decrease in the effective tax rate in the second quarter of 2018, as compared to the second quarter of 2017, was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018.

Loan Portfolio

Gross loans, excluding mortgage loans held for sale, were $842.6 million at June 30, 2018, compared to $817.3 million at March 31, 2018 and $741.3 million at June 30, 2017.  The increase in total loans from March 31, 2018, was primarily attributable to growth in securities lending, 1-4 family residential, construction loans and owner occupied commercial real estate.

Deposits

Total deposits were $843.7 million at June 30, 2018, compared to $818.2 million at March 31, 2018, and $772.9 million at June 30, 2017.  The increase in total deposits from March 31, 2018 was due to an increase in money market deposits, primarily attributed to an increase in trust account related deposits.

Assets Under Management

Total assets under management were $5.42 billion at June 30, 2018, compared to $5.36 billion at March 31, 2018, and $5.11 billion at June 30, 2017. The increase in assets under management from March 31, 2018 was primarily attributable to an increase in managed trust assets and 401(k)/retirement assets.

The increase from June 30, 2017 was due to increases across most asset categories, driven by contributions and market gains.

Credit Quality

Non-performing assets totaled $3.7 million, or 0.35% of total assets, at June 30, 2018, a decrease from $4.1 million, or 0.41% of total assets, at March 31, 2018.

The Company did not record any charge-offs in the second quarter.

The Company recorded no provision for loan losses for the second quarter of 2018, reflecting the lack of charge-offs and positive trends in the loan portfolio.

Capital

At June 30, 2018, the First Western (“Consolidated”) and First Western Trust (“Bank”) exceeded the minimum levels required by their regulator, as summarized in the following table:

June 30,
2018
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	7.04%
Tier 1 capital to risk-weighted assets	9.42%
Total capital to risk-weighted assets	12.12%
Tier 1 capital to average assets	7.74%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.17%
Tier 1 capital to risk-weighted assets	10.17%
Total capital to risk-weighted assets	11.07%
Tier 1 capital to average assets	8.37%

About First Western Financial Inc.

First Western Financial, Inc. is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) dated July 18, 2018 (“Prospectus”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

Larry Clark

310-622-8223

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	June 30,	March 31,	June, 30
(Dollars in thousands, except per share data)	2018	2018	2017
Interest and dividend income:
Loans, including fees	$9,074	$8,602	$7,372
Investment securities	281	277	667
Federal funds sold and other	150	127	65
Total interest and dividend income	9,505	9,006	8,104

Interest expense:
Deposits	1,411	1,160	889
Other borrowed funds	517	486	548
Total interest expense	1,928	1,646	1,437
Net interest income	7,577	7,360	6,667
Less: Provision for credit losses	—	(187)	262
Net interest income, after provision for credit losses	7,577	7,547	6,405

Non-interest income:
Trust and investment management fees	4,689	4,954	4,810
Net gain on mortgage loans sold	1,359	1,251	771
Bank fees	455	610	553
Risk management and insurance fees	284	383	165
Income on company-owned life insurance	105	94	107
Net gain on sale of securities	—	—	83
Total non-interest income	6,892	7,292	6,489
Total income before non-interest expense	14,469	14,839	12,894

Non-interest expense:
Salaries and employee benefits	7,660	8,180	6,831
Occupancy and equipment	1,527	1,485	1,516
Professional services	1,008	1,063	1,160
Technology and information systems	1,000	824	937
Data processing	687	640	647
Marketing	316	285	366
Amortization of other intangible assets	230	230	184
Other	656	579	641
Total non-interest expense	13,084	13,286	12,282
Income before income taxes	1,385	1,553	612
Income tax expense	337	367	208
Net income	1,048	1,186	404
Preferred stock dividends	(562)	(561)	(573)
Net income (loss) available to common shareholders	$486	$625	$(169)
Earnings (Loss) per common share:
Basic and diluted	$0.08	$0.11	$(0.03)

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	June 30,	March 31,	June 30,
	2018	2018	2017
(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$994	$1,287	$939
Interest-bearing deposits in other financial institutions	57,470	35,789	29,551
Total cash and cash equivalents	58,464	37,076	30,490

Available-for-sale securities	47,890	49,859	99,932
Correspondent bank stock, at cost	3,477	2,326	4,750
Mortgage loans held for sale	35,064	22,146	10,679
Loans, net of allowance of $7,100, $7,100, $7,287, and $6,981	835,544	810,192	734,271
Promissory notes from related parties	2,125	5,795	5,770
Premises and equipment, net	6,255	6,477	7,532
Accrued interest receivable	2,565	2,378	2,103
Accounts receivable	5,504	5,504	4,626
Other receivables	1,908	1,009	—
Other real estate owned, net	658	658	2,761
Goodwill	24,811	24,811	24,811
Other intangible assets, net	773	1,003	1,082
Deferred tax assets, net	4,971	5,810	8,382
Company-owned life insurance	14,515	14,410	14,110
Other assets	2,049	2,167	1,718
Total assets	$1,046,573	$991,621	$953,017

LIABILITIES
Deposits:
Noninterest-bearing	$212,225	$223,582	$208,490
Interest-bearing	631,517	594,645	564,459
Total deposits	843,742	818,227	772,949
Borrowings:
Federal Home Loan Bank Topeka borrowings	75,598	47,928	61,563
Subordinated Notes	13,435	13,435	13,435
Accrued interest payable	231	216	191
Other liabilities	8,609	7,660	7,840
Total liabilities	941,615	887,466	855,978

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	104,958	104,155	97,039
Total liabilities and shareholders’ equity	$1,046,573	$991,621	$953,017

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	June 30,	March 31,	June, 30
(Dollars in thousands)	2018	2018	2017
Loan Portfolio
Cash, Securities and Other	$135,393	$123,659	$128,313
Construction and Development	35,760	29,150	29,860
1 - 4 Family Residential	307,794	298,007	257,153
Non-Owner Occupied CRE	164,438	167,617	164,967
Owner Occupied CRE	98,393	92,508	79,967
Commercial and Industrial	99,711	105,265	80,144
Total loans held for investment	$841,489	$816,206	$740,404
Deferred costs, net	1,155	1,086	848
Gross loans	$842,644	$817,292	$741,252
Total loans held for sale	$35,064	$22,146	$10,679

Deposit Portfolio
Money market deposit accounts	$394,759	$328,427	$271,457
Demand deposit accounts	166,670	185,459	216,605
Time deposits	68,742	78,970	74,877
Savings accounts	1,346	1,789	1,520
Total interest-bearing deposits	$631,517	$594,645	$564,459
Noninterest-bearing accounts	$212,225	$223,582	$208,490
Total deposits	$843,742	$818,227	$772,949

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	June 30,	March 31,	June, 30
(Dollars in thousands)	2018	2018	2017
Average Balance Sheets
Average Assets
Interest-earnings assets:
Interest-bearing deposits in other financial institutions	$35,550	$36,375	$27,326
Available-for-sale securities	49,821	51,732	116,057
Loans	829,944	812,306	706,009
Promissory notes from related parties	5,305	5,756	10,441
Interest earning-assets	920,620	906,169	859,833
Mortgage loans held-for-sale	31,570	18,416	8,805
Total interest earning-assets, plus loans held-for-sale	952,190	924,585	868,638
Allowance for loan losses	(7,100)	(7,170)	(6,728)
Noninterest-earnings assets	73,245	72,070	87,458
Total assets	$1,018,335	$989,485	$949,368

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$588,916	$595,148	$569,146
Federal Home Loan Bank Topeka borrowings	54,185	55,517	55,620
Convertible subordinated debentures	—	—	4,717
Subordinated notes	13,435	13,436	13,435
Term Promissory Note	—	—	990
Total interest-bearing liabilities	$656,536	$664,101	$643,908
Noninterest-bearing liabilities:
Noninterest-bearing deposits	249,085	214,980	200,795
Other liabilities	7,875	7,049	6,287
Total noninterest-bearing liabilities	$256,960	$222,029	$207,082
Shareholders’ equity	$104,839	$103,355	$98,378
Total liabilities and shareholders’ equity	$1,018,335	$989,485	$949,368

Yields
Interest-bearing deposits in other financial institutions	1.69%	1.40%	0.95%
Available-for-sale securities	2.26%	2.14%	2.30%
Loans	4.34%	4.20%	4.09%
Promissory notes from related parties	4.75%	4.52%	5.94%
Interest earning-assets	4.13%	3.98%	3.77%
Mortgage loans held-for-sale	3.81%	4.34%	3.82%
Total interest earning-assets, plus loans held-for-sale	4.12%	3.98%	3.77%
Interest-bearing deposits	0.96%	0.78%	0.62%
Federal Home Loan Bank Topeka borrowings	1.92%	1.65%	1.38%
Convertible subordinated debentures	—%	—%	7.29%
Subordinated notes	7.65%	7.65%	7.65%
Term Promissory Note	—%	—%	5.25%
Total interest-bearing liabilities	1.17%	0.99%	0.89%
Net interest margin	3.29%	3.25%	3.10%
Interest rate spread	2.96%	2.99%	2.88%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	June 30,	March 30,	June, 30
(Dollars in thousands, except per share data)	2018	2018	2017
Asset Quality
Nonperforming loans	$3,052	$3,394	$5,323
Nonperforming assets	3,710	4,052	8,084
Net charge-offs (recoveries)	—	—	(18)
Nonperforming loans to total loans	0.36%	0.42%	0.72%
Nonperforming assets to total assets	0.35%	0.41%	0.85%
Allowance for loan losses to nonperforming loans	232.63%	209.19%	131.17%
Allowance for loan losses to total loans	0.84%	0.87%	0.94%
Net charge-offs to average loans	—%	—%	—%

Assets under management	$5,415,918	$5,358,316	$5,109,887

Market Data
Book value per share at period end	$13.52	$13.42	$12.91
Tangible book value per common share(1)	$9.19	$9.05	$8.24
Shares outstanding at period end	5,917,667	5,900,698	5,544,078

Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	7.04%	7.04%	5.84%
Tier 1 capital to risk-weighted assets	9.42%	9.44%	7.98%
Total capital to risk-weighted assets	12.12%	12.31%	11.46%
Tier 1 capital to average assets	7.74%	7.72%	6.74%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.17%	10.36%	9.64%
Tier 1 capital to risk-weighted assets	10.17%	10.36%	9.64%
Total capital to risk-weighted assets	11.07%	11.29%	10.59%
Tier 1 capital to average assets	8.37%	8.43%	8.17%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	June 30,	March 31,	June, 30
(Dollars in thousands, except share and per share data)	2018	2018	2017
Tangible common
Total shareholders' equity	$104,958	$104,155	$97,039
Less:
Preferred stock (liquidation preference)	24,968	24,968	25,468
Goodwill	24,811	24,811	24,811
Other intangibles, net	773	1,003	1,082
Tangible common equity	$54,406	$53,373	$45,678

Common shares outstanding, end of period	5,917,667	5,900,698	5,544,078
Tangible common book value per share	$9.19	$9.05	$8.24

Net income, as reported	$1,048	$1,186	$404
Less: Preferred stock dividends	562	561	573
Income (loss) available to common shareholders	$486	$625	$(169)
Return on tangible common equity	0.89%	1.17%	(0.37)%

Efficiency
Non-interest expense	$13,084	$13,286	$12,282
Less: Amortization	230	230	184
Adjusted non-interest expense	$12,854	$13,056	$12,098

Net interest income	$7,577	$7,360	$6,667
Non-interest income	6,892	7,292	6,489
Total income	$14,469	$14,652	$13,156
Efficiency ratio	88.84%	89.11%	91.96%

Total income before non-interest expense	$14,469	$14,839	$12,894
Less: Net gain on sale of securities	—	—	83
Plus: (Release) provision for credit losses	—	(187)	262
Gross Revenue	$14,469	$14,652	$13,073